ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Conference Call Transcript

Adamis Pharmaceuticals Corporation

2022 Financial Results and Corporate Update Conference Call and Webcast

March 16, 2023, 5:00 p.m. ET

Corporate Officers and Speakers

David Marguglio, CEO, Adamis

David Benedicto, CFO, Adamis

Eboo Versi, M.D., DMK Pharmaceuticals Corporation

[OPERATOR] Good afternoon ladies and gentlemen and welcome to the Adamis Pharmaceuticals fourth quarter and full year 2022 financial results conference call. [Operator Instructions]

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Robert Uhl with ICR Westwicke. Thank you Robert. You may begin.

[Robert Uhl] Thank you, operator. Welcome to the Adamis Pharmaceuticals full year 2022 financial results and corporate update conference call. Joining me on the call today are members of the Adamis executive team including Chief Executive Officer David J. Marguglio, and Chief Financial Officer David Benedicto. In addition, DMK Pharmaceuticals CEO, Dr. Eboo Versi, will also join the call to provide an introduction to DMK, in the context of the proposed merger with Adamis.

Our format for this call will consist of prepared remarks from Adamis management and Dr. Versi, followed by a Q & A session. This call is being webcast and will be available for replay in the “Investors'' section of our website at adamispharmaceuticals.com.

In today’s call we will make certain forward-looking statements regarding our business based on current information and expectations. Those statements speak only as of today, and except as required by law, we do not assume any duty to update in the future any forward-looking statement made today. Of course, any forward-looking statements involve risks and uncertainties, and our actual results could differ materially from those anticipated by any forward-looking statements that we make today. Additional information concerning factors that could affect our business and financial results is included in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and in other subsequent filings that we make with the SEC. These are available on the SEC’s website.

Today’s call may also include certain forward-looking statements related to DMK, its technologies, product candidates and their market potential. All of these forward-looking statements are subject to risks, uncertainties, and assumptions that could cause actual results to differ materially from such forward-looking statements.

Further, nothing in today’s presentation should be considered an offering of securities or a solicitation of a proxy vote. The information discussed today is qualified in its entirety by the Current Report on Form 8-K that was filed by Adamis on February 27th, 2023, which may be accessed on the SEC’s website. In the coming weeks, we intend to file and mail to stockholders of record a proxy statement that will provide details on the proposed merger transaction with DMK. We urge all Adamis stockholders to read the proxy statement after it is filed with the SEC and all current and future SEC filings which describe the proposed transaction carefully because they will contain important information about DMK, the proposed transaction, and specific risks and uncertainties, particularly those described in the risk factors sections. Once available, these documents can be obtained free of charge from the SEC at sec.gov or on Adamis’ website. Now let me hand the call over to, David Marguglio, CEO of Adamis.

[MARGUGLIO] Thank you, Robert and thank you to everybody for joining our call this afternoon. Today we will be discussing our full year 2022 operational and financial results. As you know, since October, the Company has been engaged in a process to explore strategic and financing alternatives. That process concluded last month with the announcement of the execution of the merger agreement with DMK Pharmaceuticals. In the forthcoming proxy statement, we will describe and provide stockholders with more detail about the process, the terms of the merger agreement, and why management and our Board of Directors believe this transaction to be the best path forward to producing long term value for the stockholders.

While engaged in this process, we have also undertaken efforts to reduce the Company’s operating expenses, which included winding down all R&D activities and a significant reduction in headcount that should impact 2023 financials. There have also been some positive developments since the start of the year.

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At the end of December and early January, we sold off certain of USC’s remaining assets netting just over $1 million. We are now attempting to liquidate the remaining USC assets, which have an approximate book value of $2.9 million, but there can be no certainty regarding the timing or the net proceeds from those sales.

Also in January, we received a tax refund which had been previously requested from the IRS under the Employee Retention Credit Program under the CARES Act.

On February 23, we announced that Nasdaq had granted our request to extend the period for the Company to regain compliance with the $1 minimum share price requirement, subject to the Company evidencing compliance with all applicable criteria for continued listing, by no later than a final extension date of June 26, 2023. The Company’s continued listing is subject to the timely satisfaction of certain interim milestones and the undertaking of certain corporate actions during the compliance period, including executing the merger agreement with DMK and effecting a reverse stock split of the common stock and achieving a minimum closing bid price of at least $1.00 per share for a minimum of ten consecutive business days prior to the expiration of the compliance period. Within days of the Nasdaq’s decision, the boards of both companies authorized and executed the merger agreement between Adamis and DMK.

On Tuesday of this week, we announced a raise of $3 million in gross proceeds from a single healthcare-focused fund. This equity financing was intended to enable the Company to operate through a period during which we can complete the merger with DMK.

Now, before introducing Dr. Versi to discuss DMK’s neurology-focused platform and clinical programs, David Benedicto will describe our year-end 2022 financials. David?

[DAVID BENEDICTO] Thank you, David. This afternoon, we filed our Form 10-K for the year ending December 31, 2022. I will highlight a few items from our financials, but I encourage you to review the 10-K for additional details and disclosures.

Despite the manufacturing hold and recall of SYMJEPI in 2022, revenues for the twelve months ending December 31, 2022 and 2021 were approximately $4.8 million and $2.2 million, respectively. The increase in revenues was primarily due to product sales of ZIMHI to US WorldMeds, less an offset of approximately $310,000 in costs for the completion of the SYMJEPI recall.

Selling, general and administrative expenses for the twelve months ending December 31, 2022 and 2021 were approximately $13.2 million and $16.1 million, respectively. The decrease was primarily a result of reductions in legal and compensation expenses which included the elimination of the bonus accrual and the lower stock-based compensation expenses.

Research and development expenses were lower for 2022 at approximately $10.4 million compared to $11.3 million in 2021. The decrease was also primarily related to the elimination of the bonus accrual and the lower stock-based compensation expense.

Net loss for the combined (continued and discontinued) operations for the years ended December 31, 2022 and 2021 was approximately $26.5 million and $45.8 million, respectively. This decreased loss was primarily attributable to the cessation of US Compounding’s operations and reductions in legal and compensation expenses as mentioned earlier.

Cash and cash equivalents at December 31, 2022, totaled $1.1 million. Additional cash infusions during the first quarter of 2023 included proceeds of approximately $832,000 from the sale of certain equipment of our discontinued US Compounding operations, proceeds of $875,000 from Employee Retention Credit (“ERC”) program of the government and $3.0 million gross proceeds from the sale of equity.

Before turning it back to David Marguglio, I would like to encourage you to review our recently filed Annual Report on Form 10-K for additional details and disclosures. David?

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[MARGUGLIO] Thank you David. Now, I would like to introduce Eboo Versi. Dr. Versi earned a bachelor’s degree and Ph.D. at Oxford University, and his medical degree from Cambridge University. He then trained and worked for many years as a surgeon in academic hospitals in London, before being recruited to Harvard to establish the first urogynecology program at Brigham and Women’s hospital. After Harvard, Dr. Versi held a variety of senior leadership roles in both large and small pharmaceutical companies, including Pfizer and Astellas.

And now, it gives me great pleasure to introduce you to the founder and CEO of DMK Pharmaceuticals, Dr. Eboo Versi.

[DR. EBOO VERSI] Thank you for the kind introduction, David, and thank you for recognizing the potential value and synergy of the combination of Adamis and DMK. As Adamis announced in February, at the close of the merger, I will be assuming the roles of both CEO and Chairman of the Board of the combined company. David Marguglio will simultaneously be stepping down as CEO and Board member, but I am pleased that he will continue as part of the management team to help me manage the transition and integration of the two companies.

DMK Pharmaceuticals is a privately held, clinical stage neuro-biotechnology company focused on developing novel therapies for central nervous system disorders. In addition to the lead asset to address the opioid use disorder crisis, DMK is developing new assets with novel mechanisms of action to treat other neuro-based conditions where patients are underserved and where current therapies are decades old. I believe our current pipeline of product candidates holds great promise for patients and investors alike.

DMK’s technology is at the forefront of endorphin-inspired drug design. We are developing mono, bi- and tri-functional small molecules that modulate critical networks in the nervous system with the goal of creating novel treatments that are efficacious, safe, and tolerable. DMK has a library of high value, first-in-class compounds and a differentiated pipeline that could address several unmet medical needs by taking the novel approach to integrate with the body’s own efforts to regain balance of disrupted physiology. By designing small molecule analogs of neuropeptides, one or multiple receptors can be targeted by a single molecule to support a transition back to a balanced neurophysiological state.

Our proprietary technologies are based on a wealth of basic science research and the results of significant research and development efforts. We have a unique library of more than 750 first-in-class small molecules, each with novel properties that I believe have the potential to be developed into innovative treatments for some of the worst neurological conditions that plague humanity. Each of our lead compounds, if successfully developed, could transform patients’ lives, and have blockbuster potential as treatments for opioid use disorder, acute and chronic pain, bladder control and Parkinson’s disease. I believe that this diverse array of indications represents a significant potential competitive advantage for the company. I believe that by offering multiple shots on goal, the risk of the overall pipeline is reduced and the portfolio therefore presents a transformative opportunity for the combined company and its investors.

Our lead clinical stage compound, DPI-125 is a small molecule that is currently being developed for the rapid stabilization of patients with opioid use disorder who are actively using prescription or street opioids, including deadly fentanyl and its analogues. In addition, data from studies conducted to date suggest that DPI-125 provides potent pain relief, but less likely to cause respiratory depression and addiction than currently marketed opioids.

Most marketed opioids are pure Mu agonists, which means they bind to and have their effect only through the Mu receptor. While they do provide the desired pain relief, they are addictive and can lead to death due to respiratory depression. In contrast, DPI-125 binds to all 3 receptors, namely delta, mu, and kappa, hence the DMK name. Interacting with all three receptors results in a more natural, balanced approach mimicking the body’s own endorphins, potentially resulting in potent pain relief with reduced respiratory depression and abuse liability.

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To date, the development of DPI-125 has completed a dose escalation first in human Phase 1 study which showed that the drug was well tolerated, with no serious adverse events or study dropouts. The planned human studies will attempt to confirm what has been demonstrated in preclinical studies in terms of reduced respiratory depression and impact on addition. Once these key enhancing characteristics have been demonstrated, we intend to develop DPI-125 as both a treatment for opioid use disorder and, eventually, as a treatment for acute and chronic pain.

The second clinical stage compound, DPI-221, is a small molecule that is currently being developed as a unique alternative to surgery for benign prostatic hyperplasia, or BPH, by reestablishing bladder control. BPH is a common, chronic disease caused by an enlarged prostate. DPI-221 may offer a first-in-class, novel approach to the treatment of BPH by acting on the central nervous system to suppress abnormal bladder activity without interfering with normal function. In preclinical studies, DPI-221 was effective at reestablishing neural control of the bladder by allowing coordinated bladder contractions, leading to efficient voiding. In the first in human Phase 1 oral dose escalation study, the drug was well tolerated and there were no serious adverse events or study dropouts. The PK data have allowed planning of a human urodynamic study to demonstrate efficacy and so inform dosing in a subsequent Phase 2 clinical study. If successfully developed, this novel medication could prevent the need for BPH surgery.

The third small molecule, which is IND-stage, is called DPI-289. It is currently being developed to treat patients suffering from severe Parkinson’s disease, and the Michael J. Fox Foundation has provided about $1.5 million in grant funding to support much of the preclinical work that has been successfully completed.

Nearly all Parkinson’s disease patients are initially treated with Gold Standard medication called levodopa or L-DOPA. Unfortunately, after a few years of treatment, the duration of effect is markedly curtailed, the so-called reduced “on-time,” and almost all patients exhibit severe abnormal movements called levodopa induced dyskinesia, or LID. LID is very hard to treat and severe LID makes it impossible for the patient to lead a normal life. Preclinical studies demonstrated DPI-289’s ability to treat parkinsonian disability in rodent and non-human primate models and, in particular, it appears to dramatically increase on-time without causing dyskinesia. The next step for this program is to carry out IND-enabling toxicology to allow filing for an IND for the first in human studies.

The initial goal with this compound is to target Parkinson’s patients late in their disease. These patients often need brain surgery to allow deep brain stimulation or DBS and the goal of DPI-289 treatment would be to prevent the need for such surgeries and also to make it available to patients who are medically ineligible for DBS. Given this limited target population, we expect to be granted orphan drug status for this molecule from the FDA and other international regulatory agencies. If orphan drug status is obtained, the cost and duration of the clinical development program may be significantly reduced, allowing for approval in an accelerated time frame.

Initially, DPI-289 will be developed as a monotherapy, but future studies will examine its utility in Parkinson’s disease as combination therapy with L-DOPA, a so-called DOPA sparing strategy that limits the progression of LID.

Since the company’s inception, DMK’s development programs have been largely financed by non-dilutive funding from the government, including funding from the NIH and the New Jersey Commission on Science, Innovation and Technology. Moving forward in the combined company, I intend to continue to seek additional non-dilutive funding from governmental programs and NGOs, with the goal of reducing the amount of fundraising required from capital markets. Given that our programs have high societal impact, I believe such a non-dilutive funding strategy is quite possible.

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In addition to the DMK portfolio, I will bring to the combined company my expertise in medical affairs and marketing. This experience will allow me to enhance the sales of ZIMHI within the context of the new company that is prominent, or will be prominent, in the addiction space.

In summary, the combination of Adamis and DMK will own a portfolio of compounds with synergy in opioid use disorder space to prevent death and to treat and prevent the disease. Our array of compounds allows for multiple shots on goal to reduce risk to the overall portfolio. David?

[MARGUGLIO] Thank you very much, Eboo. As we mentioned at the start of the call, we intend to file a proxy statement that will provide investors with additional information concerning the proposed merger transaction with DMK. We would expect the transaction to close before the end of the second quarter of 2023, subject to, among other things, the timing of filing of a preliminary and definitive proxy statement with the SEC, approval by our shareholders and either the satisfaction or waiver of other customary closing conditions. When the definitive proxy statement is available, I would urge all Adamis shareholders to review the proxy in its entirety and direct any questions to either our proxy solicitor, investor relations group, or the company directly at info@adamispharma.com.

Now, we will begin the Q&A session. As we have done on prior calls, we will focus on a few of the questions that have been coming in most frequently from investors. Let me hand it back to you Robert.

***** Q&A SESSION *****

[UHL] Thank you. David. Let me go to the first question: When would you expect the merger to close?

[MARGUGLIO] Well, the timing of the steps I just described earlier is not finalized as it depends, in part, on the participation of third parties. But of course, the Company will endeavor to complete the transaction and regain compliance with the Nasdaq listing requirements before the June 26 deadline to maintain our listing.

[UHL] What percentage of the new company will be owned by Adamis stockholders?

[MARGUGLIO] The formulation that will determine that will be well described in the proxy statement, but generally speaking, it depends on the Adamis stock price prior to the merger; however Adamis stockholders before the closing of the transaction will own at least a majority of the outstanding common stock and voting power of the combined company after the merger.

[UHL] Is the merger with DMK dependent on Adamis shareholders voting ‘for’ a reverse stock split? And is there a path forward without a reverse split?

[MARGUGLIO] Well, this will be covered in a significant discussion in the forthcoming proxy statement, but the response that I can give you today based in reality is, no, there is no way to close the merger, no way to remain listed on Nasdaq, and I don’t believe any way for us to raise future equity capital to continue operating as a viable ongoing entity, without effecting a reverse split.

[UHL] What is the timing for the relaunch of SYMJEPI?

[MARGUGLIO] On prior calls I described some of the problems at our Catalent Belgium facility and their inability to manufacture at the site generally, and SYMJEPI specifically. In the fourth quarter of 2022, we were convinced that those problems had been resolved and manufacturing began on the first batch of SYMJEPI since the recall. Unfortunately, we have not seen any data from Catalent that would permit us to release this latest batch. While we are committed to returning SYMJEPI to the market, we will not do so until we are satisfied that sufficient corrective actions have been implemented to avoid a repeat of the circumstances which led to the voluntarily recall. We are evaluating a range of options to restore SYMJEPI production, including an assessment of our suppliers. However, at this time, it seems unlikely that this will be completed in order to enable a relaunch during the first half of this year.

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[UHL] What is the status of Tempol?

[MARGUGLIO] As we announced in November, further development of Tempol has been halted. We do not anticipate that Tempol will be a part of the company’s future development activities.

[UHL] As part of the strategic review process led by Raymond James, did the Board consider offers for an outright sale of the company?

[MARGUGLIO] Again, this is a huge part of the proxy statement. It will include a discussion of the process, the background of the transaction, and our reasons for entering into the merger agreement with DMK. But to directly answer the question today, it was a strategy that we and Raymond James considered and were open to, but no offers were received for the outright purchase of the Company.

[UHL] Alright, final question: why should investors be excited about this merger with DMK?

[MARGUGLIO] I think there are many reasons for investors to be excited, but to me, the most important reason is to highlight Eboo himself. So, why don’t I let him have the final comment?

[VERSI] Thanks David. I want to emphasize the synergy that I see in this proposed merger. Although DMK’s development programs represent a significant change in strategy away from the 505(b)(2) ‘branded generic’ products to higher value new chemical entities, I believe there exist significant synergies between the two companies. There is synergy in pairing an approved treatment for opioid use disorder, with a development candidate to treat and possibly prevent opioid addiction. Synergy in having a risk diversified portfolio. Synergy in the skill sets of Adamis and DMK management teams. In short, we have the opportunity to significantly improve the sales of ZIMHI given the changing market perceptions and the enhanced awareness by governmental and other agencies of the opioid crisis now that Covid is no longer dominating the news cycle. In the long term, we have the opportunity of getting approval of novel blockbuster products. I am very optimistic about the prospects for the combined company.

[UHL] Alright, thanks you everyone. That brings us to the end of our call today. Thank you again for joining and for your interest in Adamis Pharmaceuticals. Have a nice evening everyone.

***** END OF CALL *****

Additional Information about the Merger and Where to Find It

Adamis intends to file a proxy statement in connection with the proposed transaction. Investors and stockholders are urged to read this filing when it becomes available because it will contain important information about the transaction. This communication does not constitute an offer of any securities for sale or the solicitation of any proxy. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, ADAMIS’ STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders may obtain free copies of the proxy statement and other relevant documents (when they become available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission's web site at: www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the Securities and Exchange Commission by Adamis by contacting David C. Benedicto, Adamis’ chief financial officer, at (858) 997-2400.

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Participants in the Solicitation

Adamis and DMK, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the companies’ stockholders in connection with the proposed transaction. Information regarding the interests of directors and executive officers in the transaction will be included in the proxy statement to be filed by Adamis. Investors and security holders are urged to read the Company’s proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction. Additional information regarding directors and executive officers of Adamis is also included in the Company’s annual report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission, which is available as described above.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in contravention of applicable law.

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